Exhibit 10.2
Amendment No. 3 to Yingli Green Energy Holding Company Limited
2006 Stock Incentive Plan
                    THIS AMENDMENT NO. 3 is made on August 18, 2009 by Yingli Green Energy Holding Company Limited (the “Company”).
                    WHEREAS, the Company adopted the Yingli Green Energy Holding Company Limited 2006 Stock Incentive Plan in December 2006, which was amended by Amendment No. 1 in May 2007 and by Amendment No. 2 on the date hereof (such plan, as amended, the “Plan”);
                    WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Plan as set forth below;
                    WHEREAS, subject to approval of the shareholders of the Company, the Board may amend the Plan as set forth below pursuant to Section 13 of the Plan; and
                    WHEREAS, the shareholders of the Company and the Board have approved this Amendment No. 3 on the date hereof;
                    NOW, THEREFORE, the Plan shall be amended as set forth below:
Section 13 of the Plan shall be deleted in its entirety and replaced with the following:
“13.	Amendments or Termination
          The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant, in each case only to the extent such approval is required by the principal national securities exchange on which the Shares are listed or admitted to trading, or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any Applicable Laws.
          Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.”